Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed on April 23, 2008) under the Securities Act of 1933 of our report dated February 26, 2008 with respect to the consolidated balance sheet of DRA/CLP OFFICE LLC and Subsidiaries as of December 31, 2007 and the results of its operations and its cash flows for the period from June 13, 2007 to December 31, 2007, which appears in the December 31, 2007 Annual Report on Form 10-K of Colonial Properties Trust.
/s/ Weiser LLP
New York, New York
April 23, 2008